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                                   [HRI Logo]                      EXHIBIT 99.2


NEWS RELEASE
Contact: Douglas R. Sharps
         Chief Financial Officer
         502) 454-1365

HEALTHCARE RECOVERIES ANNOUNCES CONSUMMATION OF THE ACQUISITION
OF MEDCAP MEDICAL COST MANAGEMENT, INC.

                   LOUISVILLE, Ky.--(BW HealthWire)--Feb. 16, 1999--Healthcare Recoveries, Inc. (Nasdaq:HCRI) today consummated the purchase of MedCap Medical Cost Management, Inc., a California corporation (MedCap). HCRI paid $10,000,000 in cash at closing and may pay additional amounts over two years pursuant to an earn-out arrangement.

                   Headquartered in Encino, California, MedCap provides cost management services to third party payors in the health care industry. Medical cost management services focus primarily on audit and cost management and include hospital bill audit, DRG audit, credit balance and cost management consulting services. MedCap has approximately 70 employees. MedCap's revenue for 1997 was approximately $4.7 million and 1998 revenue was approximately $5.3 million.

                   The transaction will allow HCRI to expand the types of services provided by HCRI from subrogation and other recovery services to include the provision of medical cost management services.

                   Patrick B. McGinnis, Chairman and CEO of HCRI, said: "We are excited to join forces with MedCap and look forward to expanding our existing subrogation business and the opportunity to offer these complementary services to our existing clients."

                   Marcia Deutsch stated: "We are delighted to have the transaction consummated and the continued opportunity to better serve our customers."

                   HCRI is the leading provider of health insurance subrogation and related recovery services for healthcare payors.

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              * HEALTHCARE RECOVERIES, INC. * 1400 Watterson Tower
                          Louisville, Kentucky 40218 *
                        * 502/454-1340 * www.hcrec.com *



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                   This press release contains forward-looking information
                   regarding HCRI. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly affected by certain risks and uncertainties, including the ability of HCRI to integrate acquisitions. Other risk factors are described in HCRI's Annual Report on Form 10-K for the year ended December 31, 1997, 1st Quarter 1998 Report on Form 10-Q, 2nd Quarter 1998 Report on Form 10-Q, and 3rd Quarter 1998 Report on Form 10-Q, all on file with the Securities and Exchange Commission.



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              * HEALTHCARE RECOVERIES, INC. * 1400 Watterson Tower
                          Louisville, Kentucky 40218 *
                        * 502/454-1340 * www.hcrec.com *